Upland Software Announces New $190 Million Incremental Term Loan to Fund Future Accretive Acquisitions

AUSTIN, Texas – Nov. 26, 2019 – Upland Software, Inc. (Nasdaq: UPLD), a leader in cloud-based enterprise work management software, today announced it completed syndication and pricing of an incremental $190 million term loan. This borrowing will have the same terms as, and will be fungible with, the outstanding $350 million of term loans under the Company’s existing senior secured credit facility (the “Credit Facility”). The proceeds of the incremental term loan will be used by the Company to repay amounts outstanding under its existing revolving credit facility and to finance the ongoing general corporate needs of the Company, including future acquisitions.

“Our acquisition pipeline remains robust, and this financing, together with our revolving credit facility and cash on hand, gives us over $240 million to continue executing on our highly accretive consolidation plan in cloud software,” said Jack McDonald, Chairman and CEO of Upland.

The Company will use a portion of the proceeds of the incremental term loan to immediately pay down all of the $59 million outstanding on the Company's revolving credit facility, after which the Company will be able to reborrow the full $60 million revolver as needed. After paying down the Company's revolving credit facility, the Company's gross debt will be $540 million and, after subtracting cash on-hand, the Company's net debt will remain at $359 million which is approximately 3.6x the Company's Adjusted EBITDA annualized run-rate, within the Company's target range for net leverage.

The Company also entered into interest rate swap agreements to hedge the risk associated with the Company’s floating rate obligations under the new incremental term loan, fixing the Company's annual interest rate (including the hedge premium) at 5.4% for the term of the new incremental term loan. As such, all of the Company's outstanding term loan debt is now fixed at an effective annual interest rate of 5.4% for the full term of the loans.

About Upland Software
Upland Software (Nasdaq: UPLD) is a leader in cloud-based enterprise work management software. Upland provides enterprise cloud solution suites that enable more than one million users at over 9,000 accounts to win and engage customers, automate business operations, manage projects and IT costs, and share knowledge throughout the enterprise. All of Upland’s solutions are backed by a 100% customer success commitment and the UplandOne platform, which puts customers at the center of everything we do. To learn more, visit www.uplandsoftware.com.

Contacts
Investor Relations Contact:
Mike Hill
Upland Software
512-960-1031
investor-relations@uplandsoftware.com

Media Contact:
Christina Turner
Media@uplandsoftware.com
833-875-2631